Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Indivior PLC
(Exact name of Registrant as Specified in its Charter)

Type 1—Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, $0.50 nominal value per share, of Indivior PLC (“Ordinary Shares”) reserved for issuance under the Indivior 2024 Long-Term Incentive Plan	Rule 457(c) and Rule 457(h)	8,500,000	$8.42(2)	$71,570,000.00	0.0001531	$10,957.37
Equity	Ordinary Shares reserved for issuance under the Indivior Group Deferred Bonus Plan	Rule 457(c) and Rule 457(h)	100,000	$8.42(2)	$842,000.00	0.0001531	$128.91
Equity	Ordinary Shares reserved for issuance under the Indivior PLC US Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	500,000	$8.42(2)	$4,210,000.00	0.0001531	$644.55
Equity	Ordinary Shares reserved for issuance under the Indivior 2024 UK Savings Related Share Option Plan	Rule 457(c) and Rule 457(h)	247,625	$8.42(2)	$2,085,002.50	0.0001531	$319.21
Equity	Ordinary Shares reserved for issuance under the Indivior UK Savings Related Share Option Plan	Rule 457(h)	52,375(3)	$8.42(2)	$440,997.50	0.0001531	$67.52
Total Offering Amounts			9,400,000		$79,148,000.00		$12,117.56
Total Fee Offsets							$0.00
Net Fee Due							$12,117.56

(1)The amount being registered includes an indeterminate number of additional Ordinary Shares that may be issued under the Plans upon any stock split, stock dividend, recapitalization or other similar transaction in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The price per share and aggregate offering price are calculated on the basis of $8.42 per Ordinary Share, the average of the high and low price per Ordinary Share on the Nasdaq Global Select Market on October 21, 2024.
(3)Represents 52,375 Ordinary Shares issuable upon exercise of outstanding stock options previously granted under the Indivior PLC Savings Related Share Option Plan.